EXHIBIT 99.1

 TOR Minerals Announces First Quarter 2007 Financial Results

CORPUS CHRISTI, Texas, April 24, 2007-- TOR Minerals International (Nasdaq:TORM), producer of synthetic titanium dioxide pigments, specialty aluminas, and other high performance mineral fillers today announced its financial results for the first quarter 2007.  The company reported net income available to shareholders of $24,000, or $0.00 per fully diluted share, on net sales of $7,153,000.  This compares with net income available to shareholders of $185,000, or $0.02 per share, on net sales of $7,185,000 for the quarter ended March 31, 2006.

First quarter 2007 revenue comparisons were relatively flat with 2006 results, as HITOX® sales increased 9% and specialty alumina sales decreased 13%. Profitability declined as improved operating efficiencies and increased fixed cost absorption at the United States and Netherlands production facilities were offset by increased raw material costs and under-absorption of costs at the synthetic rutile plant in Malaysia.

Highlights for the quarter include a 37% increase in HITOX sales outside of the United States to $1,211,000; a 26% increase of specialty alumina sales in Europe to $1,064,000; and a significant specialty alumina purchase order, which began shipping during the first quarter of 2007.

 "In a year's time we have improved the profitability of our Netherlands operation, which was our largest contributor to profitability in the first quarter of 2007.   In addition to continued improvement in our Netherlands operation, we've made progress with our product development efforts during the first quarter and plan to announce several new high value-added products during 2007.  These products will be introduced to address new opportunities within our traditional end markets of plastics, paints and coatings, and solid surface and, we believe they can provide revenue growth opportunities for us in the future," said Dr. Olaf Karasch, CEO of TOR Minerals.

Dr. Karasch continued, "2007 is a building year for TOR Minerals. We expect sales comparisons to improve as we recognize increased revenue from the significant alumina purchase order and we target efforts for continued growth of alumina sales in Europe and HITOX sales outside the United States. We also are targeting a modest gain in profitability due to last year's efforts to improve operational efficiency and fixed cost leverage."

The company issued financial guidance for the year ending December 31, 2007, of net sales of $29 million to $30 million, and earnings per share of $0.04 to $0.05.  For the prior year ended December 31, 2006, the company reported net sales of $26 million and earnings per share of $0.00.

TOR Minerals will host a conference call at 4:00 p.m. Central Time on April 24, 2007 to further discuss first quarter results. The call will be simultaneously web-cast, and can be accessed via the News section on the company's website at www.torminerals.com.

Based in Corpus Christi, Texas, TOR Minerals is an international manufacturer of specialty mineral products for high performance applications with plants and regional offices located in the United States, The Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties.  There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:
David Mossberg
Beacon Street Group, LLC
(817) 310-0051

Tables Follow

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006
NET SALES	$7,153	$7,185
Cost of sales	5,751	5,630
GROSS MARGIN	1,402	1,555
Technical services and research and development	62	85
General, administrative and selling expenses	1,143	1,091
OPERATING INCOME (LOSS)	197	379
OTHER INCOME (EXPENSE):
Interest income	1	4
Interest expense	(159)	(122)
Loss on foreign currency exchange rate	5	(11)
INCOME (LOSS) BEFORE INCOME TAX	44	250
Income tax expense (benefit)	5	50
NET INCOME (LOSS)	$39	$200
Less: Preferred Stock Dividends	15	15
Income (Loss) Available to Common Shareholders	$24	$185

Income (loss) per common share:
Basic	$0.00	$0.02
Diluted	$0.00	$0.02
Weighted average common shares outstanding:
Basic	7,839	7,829
Diluted	7,915	7,920

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)

	March 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$337	$896
Trade accounts receivable, net	4,337	3,593
Inventories	11,267	10,949
Other current assets	1,020	555
Total current assets	16,961	15,993
PROPERTY, PLANT AND EQUIPMENT, net	19,950	20,034
GOODWILL	1,950	1,927
OTHER ASSETS	55	57
	$38,916	$38,011

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,694	$2,036
Accrued expenses	2,351	2,062
Notes payable under lines of credit	1,054	811
Current deferred tax liability	401	401
Current maturities - Capital Leases	67	65
Current maturities of long-term debt - Financial Institutions	524	580
Current maturities of long-term debt - Related Parties	-	400
Total current liabilities	6,091	6,355
LONG-TERM DEBT, EXCLUDING CURRENT MATURITIES
Capital Leases	240	254
Long-term debt - Financial Institutions	2,825	2,835
Notes payable under lines of credit	4,325	3,525
DEFERRED TAX LIABILITY	221	213
Total liabilities	13,702	13,182
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Series A 6% convertible preferred stock $.01 par value: authorized, 5,000 shares; 200 shares issued and outstanding at 3/31/07 and 12/31/06	2	2
Common stock $.25 par value: authorized, 10,000 shares; 7,839 and 7,839 shares issued and outstanding at 3/31/07 and at 12/31/06, respectively	1,960	1,960
Additional paid-in capital	22,682	22,652
Accumulated deficit	(2,576)	(2,600)
Accumulated other comprehensive (loss) income:
Unrealized gain (loss) on derivatives	81	81
Cumulative translation adjustment	3,065	2,734
Total shareholders' equity	25,214	24,829
	$38,916	$38,011